                                                                Exhibit 12

                                SIMULA, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES



                                                                                SIX MONTHS ENDED
                                       FOR THE YEARS ENDED DECEMBER 31               JUNE 30
                                1991      1992      1993      1994      1995      1995      1996
                                ----      ----      ----      ----      ----      ----      ----
                                                      (Dollars in thousands)
Consolidated net
 earnings (loss) (1)           $1,732    $1,270    $1,121    $2,114    $4,102    $1,553    $ (183)
Provision (benefit) for
 income taxes                    --         965       744     1,260     1,166     1,035      (121)
                               ------    ------    ------    ------    ------    ------    ------
Consolidated income (loss)
 before income taxes            1,732     2,235     1,865     3,374     5,268     2,588      (304)
Fixed Charges:
 Interest expense and
  amortization of debt issue
  cost                            357       209       800     1,832     2,030     1,162       791
 Portion of rentals
  representative of the
  interest factor                 251       251       133       193       370       153       274
                               ------     -----     -----     -----     -----     -----     -----
 Total Fixed Charges              608       460       933     2,025     2,400     1,315     1,065
                               ------     -----     -----     -----     -----     -----     -----
Earnings available
 for fixed charges             $2,340    $2,695    $2,798    $5,399    $7,668    $3,903    $  761
                               ------    ------    ------    ------    ------    ------    -----
Ratio of earnings
 to fixed charges (2)            3.85      5.86      3.00      2.67      3.20      2.97       --
                               ======     =====     =====     =====     =====     =====     =====

(1) Before cumulative effect of change in accounting principle of ($3.24) million in the second quarter ended June 30, 1996.

(2) Earnings were insufficient to cover fixed charges by $304,000 for the six month period ended June 30, 1996.